Exhibit 99.1

ALTRIA REPORTS 2020 FIRST-QUARTER RESULTS;
CORE TOBACCO SEGMENTS DELIVER STRONG OCI AND CASH FLOW; WITHDRAWS EARNINGS GUIDANCE DUE TO UNCERTAIN COVID-19 IMPACTS ON DIVERSE BUSINESS MODEL

RICHMOND, Va. - April 30, 2020 - Altria Group, Inc. (Altria) (NYSE: MO) today announces its 2020 first-quarter business results, including strong performance from its core tobacco segments and the withdrawal of its full-year 2020 adjusted diluted earnings per share (EPS) guidance and 2020 - 2022 adjusted diluted EPS growth objective due to COVID-19 uncertainty.

“The first-quarter brought out the best in Altria’s employees as we navigated the dynamic tobacco environment and the unprecedented effects of the COVID-19 pandemic,” said Billy Gifford, Altria’s Chief Executive Officer. “We’ve approached these challenges together by focusing on the health and welfare of our employees, maintaining business continuity and supporting our communities.”

“We had an excellent start to the year, growing our first-quarter adjusted diluted EPS by 18.5%, driven by the strength of our smokeable and oral tobacco products segments. Due to the uncertainties related to the impact of the COVID-19 pandemic on our diverse business model and economic recovery scenarios, we’re withdrawing our full-year 2020 adjusted diluted EPS guidance and, as a result, we’re also withdrawing our compounded annual adjusted diluted EPS growth objective. We’re continuing to assess the COVID-19 situation and intend to reestablish guidance at the appropriate time.”

“Our dividend is important to our investors and it remains a top priority for us. Our objective continues to be a dividend payout ratio target of approximately 80% of adjusted diluted EPS. For 2020, we expect to recommend a quarterly dividend rate to our Board that reflects, among other things, our strong cash generation and the strength of our balance sheet.”

Altria Headline Financials[1]

($ in millions, except per share data)	Q1 2020	Change vs. Q1 2019
Net revenues	$6,359	13.0%
Revenues net of excise taxes	$5,046	15.0%

Reported tax rate	26.5%	0.4 pp
Adjusted tax rate[2]	24.0%	0.1 pp

Reported diluted EPS	$0.83	38.3%
Adjusted diluted EPS[2]	$1.09	18.5%
1 “Adjusted” financial measures presented in this release exclude the impact of special items. See “Basis of Presentation” for more information.
2 Prior period amounts have been recast to conform with current period presentation for certain ABI market-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures. For more information, see discussion below and Schedule 12.

6601 West Broad Street, Richmond VA 23230

As previously announced, a conference call with the investment community and news media will be webcast on April 30, 2020 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts and via the Altria Investor app.

Altria Leadership and Governance Changes

•	On April 17, 2020, Altria announced Howard Willard’s retirement as Chairman of the Board (Chairman) and Chief Executive Officer (CEO) of Altria.

•	Following Mr. Willard’s retirement, Altria’s Board of Directors (Board) elected Billy Gifford, formerly Altria’s Vice Chairman and Chief Financial Officer (CFO), to serve as Altria’s CEO.

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Altria also announced the Board’s decision to separate the roles of Chairman and CEO. The Board elected Thomas Farrell, formerly the Board’s independent Presiding Director, to serve as independent Chairman.

•	In connection with Mr. Gifford’s appointment as CEO, the Board elected Salvatore Mancuso to serve as Altria’s CFO.

Impact of COVID-19 Pandemic
Impact to Employees

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Altria has implemented remote working for many employees and aligned our practices with the recommended social distancing protocols from public health authorities. To date, Altria has experienced minimal impact to productivity due to remote working and its critical information technology systems have remained operational.

Impact to Business Operations:

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Altria has reopened the Richmond Manufacturing Center under enhanced safety protocols and all of Altria’s manufacturing facilities are currently operational. Altria is continuing to monitor the risks associated with facility disruptions and workforce availability as a result of COVID-19 uncertainty.

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To date, Altria’s companies have not experienced any material disruptions to their supply chains or distribution systems, but continue to monitor these risks and are executing against business continuity plans.

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In March, PM USA closed its Atlanta and Richmond IQOS stores temporarily and paused its IQOS in-person marketing efforts. PM USA will consider guidance from public health authorities in deciding when to reopen the stores and resume its interactive marketing approach. HeatSticks remain available for sale in over 500 retail stores across Atlanta and Richmond, and PM USA believes it currently has sufficient on-hand inventories. PM USA has also delayed the launch of IQOS in Charlotte due to COVID-19 concerns.

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To date, Altria’s companies have not experienced any material adverse effects associated with governmental actions to restrict consumer movement or business operations, but continue to monitor these factors. The majority of retail stores in which their products are sold, including convenience stores, have been deemed to be essential businesses by authorities and remain open.

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Altria is monitoring the macro-economic risks of COVID-19 and its effect on adult tobacco consumers, including impacts to unemployment rates, consumer confidence levels, number of housing starts and gasoline prices. Altria expects an increase in consumer down-trading in the cigarette and moist smokeless tobacco (MST) categories, and believes the degree of down-trading will depend on several factors, including the depth and duration of higher unemployment and the severity of COVID-19 impacts, with potential offsetting factors of lower gasoline prices, increased unemployment benefits and government stimulus payments.  Altria is also monitoring adult tobacco consumers’ purchasing behavior, including overall tobacco product expenditures and interest in noncombustible products.

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Helix is continuing to build domestic manufacturing capacity for on! in the Richmond Manufacturing Center. Current installed annualized capacity is approximately 25 million cans.  However, due to the impacts of COVID-19, Helix expects potential delays in its ability to achieve annualized production capacity of 50 million cans by mid-year and 75 million cans by the end of 2020.

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Ste. Michelle’s on-premise wine sales in restaurants, bars, hospitality venues and cruise lines have been negatively affected by COVID-19 disruptions. Due to product volume demand uncertainty, which has been further negatively impacted in the first quarter by factors related to the COVID-19 pandemic, Ste. Michelle recorded inventory-related charges, including a write-off and an estimated loss on non-cancelable future grape purchase commitments. Ste. Michelle will continue to monitor the impact of COVID-19 associated risks on its earnings.

Impact to Investments:

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ABI has made several public disclosures regarding the impact of COVID-19 on its business, including withdrawing its financial forecast and a proposal to halve the final 2019 dividend payment. In addition, the extreme market disruption and volatility associated with the COVID-19 pandemic has resulted in a steep decline in ABI’s stock price, and the fair value of our investment in ABI is now well below the carrying value of our investment in ABI. While Altria believes that this decline is temporary, we will continue to monitor our investment in ABI and the impact of the COVID-19 pandemic on ABI’s business and market valuation and the associated risks to Altria.

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Altria has considered the impact of COVID-19 on the businesses of JUUL and Cronos, including their sales, distribution, operations, supply chain and liquidity. At this time, Altria believes the impact of COVID-19 to these businesses is not material, and Altria’s assessment, which included the consideration of potential impacts of COVID-19 on the businesses, did not result in impairment at March 31, 2020.

Impact to Liquidity and Capital Allocation:

•	In the first quarter, Altria did not repurchase any shares of its common stock and borrowed the full $3 billion capacity available under its revolving credit facility as a precautionary measure.

•	To further strengthen Altria’s liquidity position, the Board rescinded Altria’s $1 billion share repurchase program that had a $500 million balance.

•	For the coming quarters, Altria expects to maintain a higher cash balance than normal to preserve its financial flexibility.

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Altria’s objective remains a dividend payout ratio target of approximately 80% of adjusted diluted EPS. Since Altria has withdrawn its full-year 2020 adjusted diluted EPS guidance due to the impacts of COVID-19, it expects to approach the 2020 dividend by recommending a quarterly dividend rate to the Board that reflects, among other things, its strong cash generation and the strength of its balance sheet.

Altria Support for Communities:

•	Altria has donated supplies and committed an initial $1 million to support COVID-19 relief efforts.

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Altria is providing additional flexibility to its valued non-profit partners with the use of grant and sponsorship dollars to support general operating needs. Altria is also accelerating some payments and relaxing reporting requirements.

JUUL Investment

•	On April 1, 2020, the U.S. Federal Trade Commission announced its decision to file an administrative complaint against Altria and JUUL to challenge Altria’s minority investment in JUUL.

•	Altria intends to vigorously defend the transaction.

Graphic Health Warnings for Cigarettes

•	On March 17, 2020, the U.S. Food and Drug Administration (“FDA”) issued a final rule requiring graphic health warnings on cigarettes and advertisements.

•	Altria believes the final rule goes beyond what is permitted under the First Amendment and that FDA’s cited research provides inadequate support for the warnings.

•	Altria is evaluating its options for further action.

2020 Full-Year Guidance and 2020 - 2022 Adjusted Diluted EPS Growth Objective

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Due to the uncertainties related to the impact of the COVID-19 pandemic and economic recovery scenarios, Altria withdraws its full-year 2020 adjusted diluted EPS guidance of $4.39 to $4.51 and, as a result, Altria also withdraws its 2020 to 2022 compounded annual adjusted diluted EPS growth objective of 4% to 7%. In making the decision, Altria considered various factors, including uncertain contributions from its equity investment in ABI and the potential impacts of COVID-19 on the macro-economic environment and adult tobacco consumers.

Altria maintains its 2020 estimated full-year domestic cigarette industry adjusted decline rate to be in a range of 4% to 6%.

Altria revises its expectation for 2020 capital expenditures to be between $200 million and $250 million. Altria maintains its expectation for depreciation and amortization expenses of approximately $240 million.

ALTRIA GROUP, INC.

See “Basis of Presentation” below for an explanation of financial measures and reporting segments discussed in this release.

Financial Performance

•	Net revenues increased 13.0% to $6.4 billion, primarily due to higher net revenues in the smokeable and oral tobacco products segments. Revenues net of excise taxes increased 15.0% to $5.0 billion.

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Reported diluted EPS increased 38.3% to $0.83, primarily driven by higher reported operating companies income (OCI) in the smokeable and oral tobacco products segments, lower charges for Cronos-related special items, 2019 acquisition-related costs associated with the JUUL and Cronos transactions, higher reported earnings from Altria’s equity investment in ABI and fewer shares outstanding, partially offset by higher asset, exit, implementation and acquisition-related costs.

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Adjusted diluted EPS increased 18.5% to $1.09, primarily driven by higher adjusted OCI in the smokeable and oral tobacco products segments and fewer shares outstanding, partially offset by lower adjusted earnings from Altria’s equity investment in ABI.

Table 1 - Altria’s Adjusted Results

	First Quarter
	2020	2019	Change
Reported diluted EPS	$0.83	$0.60	38.3%
Asset impairment, exit, implementation and acquisition-related costs	0.16	0.06
Tobacco and health litigation items	0.01	0.01
ABI-related special items [1]	0.03	0.07
Cronos-related special items	0.05	0.17
Tax items	0.01	0.01
Adjusted diluted EPS	$1.09	$0.92	18.5%

1 Beginning in the first quarter of 2020, Altria changed its treatment of Altria’s share of ABI’s mark-to-market activity relating to certain ABI financial instruments associated with its share-based compensation programs that were previously included in Altria’s adjusted results. These amounts will now be treated as special items and excluded from Altria’s adjusted results. The change is consistent with Altria’s treatment of its share of ABI’s mark-to-market activity on ABI’s financial instruments associated with its other share commitments. Altria has recast prior period results to conform with current period presentation. For further information, see Schedule 12.

Note: For details of pre-tax, tax and after-tax amounts, see Schedule 5.

Special Items
The EPS impact of the following special items is shown in Table 1 and Schedules 4 and 5.
Asset Impairment, Exit, Implementation and Acquisition-Related Costs

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In the first quarter of 2020, Altria recorded pre-tax charges of $392 million (or $0.16 per share) consisting of $292 million for a wine inventory write-off and $100 million for estimated losses on future non-cancelable grape purchase commitments that Ste. Michelle believes no longer have a future economic benefit.

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In the first quarter of 2019, Altria recorded pre-tax charges of $159 million (or $0.06 per share) for acquisition-related costs associated with the Cronos and JUUL transactions and Altria’s cost reduction program announced in December 2018.

ABI-Related Special Items

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In the first quarter of 2020, equity earnings from ABI included pre-tax charges of $56 million (or $0.03 per share), consisting primarily of Altria’s share of ABI’s net mark-to-market losses on certain ABI financial instruments associated with its share commitments, partially offset by an additional net gain related to ABI’s completion of its initial public offering of a minority stake of its Asia Pacific subsidiary.

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In the first quarter of 2019, equity earnings from ABI included pre-tax charges of $163 million (or $0.07 per share), consisting primarily of Altria’s share of ABI’s net mark-to-market losses on certain ABI financial instruments associated with its share commitments.

Cronos-Related Special Items

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In the first quarter of 2020, Altria recorded net pre-tax charges of $89 million (or $0.05 per share), consisting of the following: pre-tax charges of $137 million due to the non-cash change during the quarter in the fair value of Cronos-related derivative financial instruments to acquire additional shares of Cronos, partially offset by net gains of $48 million (included in earnings from equity investments), substantially all of which related to Altria’s share of Cronos’s non-cash change in the fair value of Cronos’s derivative financial instruments associated with the issuance of additional shares.

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In the first quarter of 2019, Altria recorded pre-tax charges of $425 million (or $0.17 per share) primarily resulting from the non-cash change during the quarter in the fair value of Cronos-related derivative financial instruments to acquire additional shares of Cronos.

SMOKEABLE PRODUCTS

Revenues and OCI

•	Net revenues increased 13.6%, primarily driven by higher shipment volume and higher pricing. Revenues net of excise taxes increased 16.0%.

•	Reported OCI increased 22.7%, primarily driven by higher pricing, higher shipment volume and 2019 asset impairment, exit and implementation costs, partially offset by higher resolution expenses.

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Adjusted OCI increased 20.1%, primarily driven by higher pricing and higher shipment volume, partially offset by higher resolution expenses. Adjusted OCI margins increased 2.0 percentage points to 55.3%.

Table 2 - Smokeable Products: Revenues and OCI ($ in millions)

	First Quarter
	2020	2019	Change
Net revenues	$5,606	$4,935	13.6%
Excise taxes	(1,278)	(1,203)
Revenues net of excise taxes	$4,328	$3,732	16.0%

Reported OCI	$2,370	$1,932	22.7%
Asset impairment, exit and implementation costs	—	44
Tobacco and health litigation items	22	15
Adjusted OCI	$2,392	$1,991	20.1%
Adjusted OCI margins [1]	55.3%	53.3%	2.0 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Shipment Volume

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Smokeable products segment reported domestic cigarette shipment volume increased 6.1%, primarily driven by trade inventory movements, calendar differences and consumer pantry loading due to COVID-19, partially offset by the industry’s rate of decline, retail share losses and other factors.

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When adjusted for the traditional factors of trade inventory movements, calendar differences, and other factors, smokeable products segment domestic cigarette shipment volume decreased by an estimated 3.5%. However, Altria believes that its preliminary estimates of consumer pantry loading due to COVID-19 should be an adjusting factor to reported volumes due to its high likelihood of near-term volume payback. When adjusted for trade inventory movements, calendar differences, Altria’s preliminary estimates of consumer pantry loading due to COVID-19 and other factors, smokeable products segment domestic cigarette shipment volume decreased by an estimated 5%.

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When adjusted for the traditional factors of trade inventory movements, calendar differences, and other factors, total domestic cigarette industry volumes declined by an estimated 2%. When adjusted for trade inventory movements, calendar differences, Altria’s’ preliminary estimate of consumer pantry loading due to COVID-19 and other factors, total domestic cigarette industry volumes decreased by an estimated 3.5%.

•	Reported cigar shipment volume increased 13.1%.

Table 3 - Smokeable Products: Shipment Volume (sticks in millions)

	First Quarter
	2020	2019	Change
Cigarettes:
Marlboro	21,842	20,467	6.7%
Other premium	1,137	1,165	(2.4)%
Discount	2,045	1,962	4.2%
Total cigarettes	25,024	23,594	6.1%

Cigars:
Black & Mild	430	380	13.2%
Other	2	2	—%
Total cigars	432	382	13.1%

Total smokeable products	25,456	23,976	6.2%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold for distribution to Puerto Rico, and units sold in U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.

Retail Share and Brand Activity

•	Marlboro retail share of the total cigarette category declined 0.5 share points to 42.8% due to adult smoker movement across tobacco categories and dynamics within the discount cigarette segment.

•	Marlboro retail share of the premium cigarette segment was unchanged at 56.9%.

•	PM USA expanded Marlboro Bold Ice nationally.

•	The retail share for the total discount cigarette segment increased 0.8 share points to 24.8%, primarily driven by the deep discount segment.

Table 4 - Smokeable Products: Cigarettes Retail Share (percent)

	First Quarter
	2020	2019	Percentage point change
Cigarettes:
Marlboro	42.8%	43.3%	(0.5)
Other premium	2.4	2.5	(0.1)
Discount	4.0	4.1	(0.1)
Total cigarettes	49.2%	49.9%	(0.7)
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). This service is not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in this service.

ORAL TOBACCO PRODUCTS

Revenues and OCI

•	Net revenues increased 11.3%, primarily driven by higher pricing and higher shipment volume. Revenues net of excise taxes increased 12.0%.

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Reported and adjusted OCI increased 15.6% and 13.4%, respectively, primarily driven by higher pricing and higher shipment volume, partially offset by increased costs associated with the expansion of on!. Adjusted OCI margins increased 0.9 percentage points to 73.0%.

Table 5 - Oral Tobacco Products: Revenues and OCI ($ in millions)

	First Quarter
	2020	2019	Change
Net revenues	$601	$540	11.3%
Excise taxes	(31)	(31)
Revenues net of excise taxes	$570	$509	12.0%

Reported OCI	$414	$358	15.6%
Asset impairment, exit, implementation and acquisition-related costs	2	9
Adjusted OCI	$416	$367	13.4%
Adjusted OCI margins [1]	73.0%	72.1%	0.9 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Shipment Volume
In the first quarter of 2020, Altria’s smokeless products segment was renamed as the oral tobacco products segment. Altria’s estimated oral tobacco industry volume for the current and comparable periods includes MST, snus and oral nicotine pouch products.

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Oral tobacco products segment reported domestic shipment volume increased 2.8%, primarily driven by the industry’s growth rate, calendar differences and retail and consumer pantry loading due to COVID-19, partially offset by retail share losses (primarily due to the rapid growth of oral nicotine pouches) and wholesale trade inventory movements. When adjusted for the traditional factors of wholesale trade inventory movements, calendar differences and other factors, oral tobacco products segment shipment volume increased by an estimated 1%. However, Altria believes that its preliminary estimates of retail and consumer pantry loading due to COVID-19 should be an adjusting factor to reported volumes due to its high likelihood of near-term volume payback. When adjusted for wholesale trade inventory movements, Altria’s preliminary estimates of retail and consumer pantry loading due to COVID-19, calendar differences and other factors, oral tobacco products segment shipment volume decreased by an estimated 0.5%.

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Total oral tobacco industry volume increased by an estimated 6% over the past six months, as the growth in oral nicotine pouches more than offset the volume decline in MST and snus. When adjusted for Altria’s preliminary estimates of retail and consumer pantry loading due to COVID-19, total oral tobacco industry volume increased by an estimated 5% over the past six months.

Table 6 - Oral Tobacco Products: Shipment Volume (cans and packs in millions)

	First Quarter
	2020	2019	Change
Copenhagen	125.0	125.2	(0.2)%
Skoal	51.3	50.3	2.0%
Other	20.4	15.9	28.3%
Total oral tobacco products	196.7	191.4	2.8%
Note: Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is currently not material to the oral tobacco products segment. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.

Retail Share & Brand Activity
In the first quarter of 2020, Altria’s smokeless products segment was renamed as the oral tobacco products segment. Prior to 2020, Altria’s smokeless products segment retail share included its share of MST and snus products, but excluded oral nicotine pouch products. Beginning in the first quarter of 2020, Altria includes its retail share performance of MST, snus and oral nicotine pouch products. Restated share results are summarized below and in Schedule 10.

•	Oral tobacco products segment retail share was 50.4%. Segment share declined versus the prior year due to the rapid growth of oral nicotine pouches and the associated volume declines in MST and snus.

•	Copenhagen continued to be the leading oral tobacco brand with a retail share of 32.4%.

•	on! was sold in over 28,000 stores at the end of the first quarter, including the top five convenience store chains by oral tobacco volume.

•	Helix expects to submit its PMTA for the on! portfolio in May.

Table 7 - Oral Tobacco Products: Retail Share (percent)

	First Quarter
	2020	2019	Percentage point change
Copenhagen	32.4%	34.6%	(2.2)
Skoal	14.3	15.1	(0.8)
Other	3.7	3.5	0.2
Total oral tobacco products	50.4%	53.2%	(2.8)
Note: The oral tobacco products retail share results exclude international volume. Retail share results for oral tobacco products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes on the number of cans and packs sold. Oral tobacco products is defined by IRI as moist smokeless, snus and oral nicotine pouches. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. For example, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

WINE

Revenues, OCI and Shipment Volume

•	Net revenues decreased 3.3%, driven by lower shipment volume, partially offset by higher pricing and favorable mix.

•
Reported OCI decreased 100%+ to ($379) million, driven by inventory-related charges (included in implementation costs below), lower shipment volume and higher selling, general and administrative costs, partially offset by higher pricing and favorable mix.

•	Adjusted OCI decreased 13.3% to $13 million, primarily driven by lower shipment volume and higher selling, general and administrative costs, partially offset by higher pricing and favorable mix.

•	Reported wine shipment volume decreased 10.2% to approximately 1.7 million cases.

•	Ste. Michelle has implemented a strategic reset in order to maximize its profitability and achieve improved long-term cash flow generation.

Table 8 - Wine: Revenues and OCI (Loss) ($ in millions)

	First Quarter
	2020	2019	Change
Net revenues	$146	$151	(3.3)%
Excise taxes	(4)	(5)
Revenues net of excise taxes	$142	$146	(2.7)%

Reported OCI	$(379)	$15	(100.0)%+
Implementation costs	392	—
Adjusted OCI	$13	$15	(13.3)%
Adjusted OCI margins [1]	9.2%	10.3%	(1.1) pp
1 Adjusted OCI margins are calculated as OCI divided by revenues net of excise taxes.

Altria’s Profile
Altria’s wholly-owned subsidiaries include Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC), John Middleton Co. (Middleton), Sherman Group Holdings, LLC and its subsidiaries (Nat Sherman), Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and Philip Morris Capital Corporation (PMCC). Altria owns an 80% interest in Helix Innovations LLC (Helix). Altria holds equity investments in Anheuser-Busch InBev SA/NV (ABI), JUUL Labs, Inc. (JUUL) and Cronos Group Inc. (Cronos).
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and on!® . Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™ and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission.
More information about Altria is available at altria.com and on the Altria Investor app, or follow Altria on Twitter, Facebook and LinkedIn.

Basis of Presentation
Altria reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Altria’s management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews certain financial results, including OCI, OCI margins and diluted EPS, on an adjusted basis, which excludes certain income and expense items, that management believes are not part of underlying operations. These items may include, for example, restructuring charges, asset impairment charges, acquisition-related costs, equity investment-related special items (including any changes in fair value for the equity investment and any related warrants and preemptive rights), certain tax items, charges associated with tobacco and health litigation items, and resolutions of certain nonparticipating manufacturer (NPM) adjustment disputes under the Master Settlement Agreement (such dispute resolutions are referred to as NPM Adjustment Items). Altria’s management does not view any of these special items to be part of Altria’s underlying results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis. Altria’s adjusted effective tax rate may exclude certain tax items from its reported effective tax rate. Altria’s management believes that adjusted financial measures provide useful additional insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided in this release.
Altria uses the equity method of accounting for its investment in ABI and Cronos and reports its share of ABI’s and Cronos’s results using a one-quarter lag because ABI’s and Cronos’s results are not available in time to record them in the concurrent period. The one-quarter reporting lag for ABI and Cronos does not affect Altria’s cash flows. Altria accounts for its investment in JUUL as an investment in an equity security. If Altria converts its non-voting JUUL shares to voting shares, Altria expects to account for its investment in JUUL under the fair value option.
Altria’s reportable segments are smokeable products, including combustible cigarettes and cigars manufactured and sold by PM USA, Middleton and Nat Sherman; oral tobacco products, including MST and snus products manufactured and sold by USSTC, and oral nicotine pouches sold by Helix; and wine, produced and/or distributed by Ste. Michelle. Results for innovative tobacco products and PMCC are included in “All Other.”
Comparisons are to the corresponding prior-year period unless otherwise stated.

Forward-Looking and Cautionary Statements
This release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2019. These factors include the following:

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the risks associated with health epidemics and pandemics, including the COVID-19 pandemic and similar outbreaks, such as their impact on our financial performance and financial condition and on our subsidiaries’ and investees’ ability to continue manufacturing and distributing products, and the impact of health epidemics and pandemics on general economic conditions, including any resulting recession;

•
unfavorable litigation outcomes, including risks associated with adverse jury and judicial determinations, courts and arbitrators reaching conclusions at variance with our, our subsidiaries’ or our investees’ understanding of applicable law, bonding requirements in the jurisdictions that do not limit the dollar amount of appeal bonds, and certain challenges to bond cap statutes;

•	government (including FDA) and private sector actions that impact adult tobacco consumer acceptability of, or access to, tobacco products;

•	the growth of the e-vapor category and other innovative tobacco products contributing to reductions in cigarette and MST consumption levels and sales volume;

•	tobacco product taxation, including lower tobacco product consumption levels and potential shifts in adult consumer purchases as a result of federal, state and local excise tax increases;

•	the failure by our tobacco and wine subsidiaries to compete effectively in their respective markets;

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our tobacco and wine subsidiaries’ continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult consumers (including, where appropriate, through arrangements with, and investments in third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases;

•	changes, including in economic conditions, that result in adult consumers choosing lower-priced brands including discount brands;

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the unsuccessful commercialization of adjacent products or processes by our tobacco subsidiaries and investees, including innovative tobacco products that may reduce the health risks associated with cigarettes and other traditional tobacco products, and that appeal to adult tobacco consumers;

•	significant changes in price, availability or quality of tobacco, other raw materials or component parts, including as a result of the COVID-19 pandemic;

•
the risks related to the reliance by our tobacco and wine subsidiaries on a few significant facilities and a small number of key suppliers, and the risk of an extended disruption at a facility or of service by a supplier of our tobacco or wine subsidiaries or investees including as a result of the COVID-19 pandemic;

•	required or voluntary product recalls as a result of various circumstances such as product contamination or FDA or other regulatory action;

•	the failure of our information systems or service providers’ information systems to function as intended, or cyber-attacks or security breaches;

•	unfavorable outcomes of any government investigations of Altria, our subsidiaries or investees;

•	a successful challenge to our tax positions;

•
the risks related to our and our investees’ international business operations, including failure to prevent violations of various U.S. and foreign laws and regulations such as laws prohibiting bribery and corruption;

•	our inability to attract and retain the best talent due to the impact of decreasing social acceptance of tobacco usage and tobacco control actions;

•	the adverse effect of acquisitions, investments, dispositions or other events on our credit rating;

•
our inability to acquire attractive businesses or make attractive investments on favorable terms, or at all, or to realize the anticipated benefits from an acquisition or investment and our inability to dispose of businesses or investments on favorable terms or at all;

•
the risks related to disruption and uncertainty in the credit and capital markets, including risk of access to these markets both generally and at current prevailing rates which may adversely affect our earnings or dividend rate or both;

•	impairment losses as a result of the write down of intangible assets, including goodwill;

•
the risks related to Ste. Michelle’s wine business, including competition, unfavorable changes in grape supply, and changes in adult consumer preferences that have resulted and may continue to result in increased inventory levels and inventory write offs, and governmental regulations;

•	the risk that any challenge to our investment in JUUL, if successful, could result in a broad range of resolutions such as divestiture of the investment or rescission of the transaction;

•
the risks generally related to our investments in JUUL and Cronos, including our inability to realize the expected benefits of our investments in the expected time frames, or at all, due to the risks encountered by our investees in their businesses, such as operational, compliance and regulatory risks at the international, federal, state and local levels, including actions by the FDA, and adverse publicity; potential disruptions to our investees’ management or current or future plans and operations; domestic or international litigation developments, government investigations, tax disputes or otherwise; and impairment of our investments;

•
the risks related to our inability to acquire a controlling interest in JUUL as a result of standstill restrictions or to control the material decisions of JUUL, restrictions on our ability to sell or otherwise transfer our shares of JUUL until December 20, 2024, and non-competition restrictions for the same time period subject to certain exceptions;

•
the adverse effects of risks encountered by ABI in its business, including effects of the COVID-19 pandemic, foreign currency exchange rates and the impact of movements in ABI’s stock price on our equity investment in ABI, including on our reported earnings from and carrying value of our investment in ABI, which could result in impairment of our investment, and the dividends paid by ABI on the shares we own;

•
the risks related to our inability to transfer our equity securities in ABI until October 10, 2021, and, if our ownership percentage decreases below certain levels, the adverse effects of additional tax liabilities, a reduction in the number of directors that we have the right to have appointed to the ABI board of directors, and our potential inability to use the equity method of accounting for our investment in ABI;

•	the risk of challenges to the tax treatment of the consideration we received in the ABI/SABMiller business combination and the tax treatment of our equity investment; and

•	the risks, including criminal, civil or tax liability for Altria, related to Cronos’s or Altria’s failure to comply with applicable laws, including cannabis laws.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

Altria Client Services         Altria Client Services
Investor Relations         Media Relations
804-484-8222             804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	2020	2019	% Change

Net revenues	$6,359	$5,628	13.0%
Cost of sales [1]	2,173	1,578
Excise taxes on products [1]	1,313	1,239
Gross profit	2,873	2,811	2.2%
Marketing, administration and research costs	473	479
Asset impairment and exit costs	—	39
Operating companies income	2,400	2,293	4.7%
Amortization of intangibles	19	8
General corporate expenses	45	46
Corporate asset impairment and exit costs	—	1
Operating income	2,336	2,238	4.4%
Interest and other debt expense, net	275	384
Net periodic benefit income, excluding service cost	(27)	(1)
Earnings from equity investments [1]	(157)	(86)
Loss on Cronos-related financial instruments	137	425
Earnings before income taxes	2,108	1,516	39.1%
Provision for income taxes	558	395
Net earnings	1,550	1,121	38.3%
Net (earnings) losses attributable to noncontrolling interests	2	(1)
Net earnings attributable to Altria	$1,552	$1,120	38.6%

Per share data:
Diluted earnings per share attributable to Altria	$0.83	$0.60	38.3%

Weighted-average diluted shares outstanding	1,858	1,874	(0.9)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and earnings from equity investments is shown in Schedule 3.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended March 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2020	$5,606	$601	$146	$6	$6,359
2019	4,935	540	151	2	5,628
% Change	13.6%	11.3%	(3.3)%	100%+	13.0%

Reconciliation:
For the quarter ended March 31, 2019	$4,935	$540	$151	$2	$5,628
Operations	671	61	(5)	4	731
For the quarter ended March 31, 2020	$5,606	$601	$146	$6	$6,359

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2020	$2,370	$414	$(379)	$(5)	$2,400
2019	1,932	358	15	(12)	2,293
% Change	22.7%	15.6%	(100)%+	58.3%	4.7%

Reconciliation:
For the quarter ended March 31, 2019	$1,932	$358	$15	$(12)	$2,293

Asset impairment, exit and implementation costs - 2019	44	9	—	(5)	48
Tobacco and health litigation items - 2019	15	—	—	—	15
	59	9	—	(5)	63

Implementation and acquisition-related costs - 2020	—	(2)	(392)	—	(394)
Tobacco and health litigation items - 2020	(22)	—	—	—	(22)
	(22)	(2)	(392)	—	(416)
Operations	401	49	(2)	12	460
For the quarter ended March 31, 2020	$2,370	$414	$(379)	$(5)	$2,400

	Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended March 31,
	2020	2019
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,278	$1,203
Oral tobacco products	31	31
Wine	4	5
	$1,313	$1,239

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$1,073	$911
Oral tobacco products	2	2
	$1,075	$913

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$71	$72
Oral tobacco products	1	1
	$72	$73

The detail of earnings from equity investments is as follows:

ABI	$134	$86
Cronos	23	—
	$157	$86

		Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2020 Net Earnings	$1,552	$0.83
2019 Net Earnings	$1,120	$0.60
% Change	38.6%	38.3%

Reconciliation:
2019 Net Earnings	$1,120	$0.60

2019 ABI-related special items [1]	129	0.07
2019 Asset impairment, exit, implementation and acquisition-related costs	125	0.06
2019 Tobacco and health litigation items	13	0.01
2019 Cronos-related special items	328	0.17
2019 Tax items	19	0.01
Subtotal 2019 special items	614	0.32

2020 ABI-related special items	(44)	(0.03)
2020 Implementation and acquisition-related costs	(300)	(0.16)
2020 Tobacco and health litigation items	(19)	(0.01)
2020 Cronos-related special items	(95)	(0.05)
2020 Tax items	(24)	(0.01)
Subtotal 2020 special items	(482)	(0.26)

Fewer shares outstanding	—	0.01
Change in tax rate	(1)	—
Operations	301	0.16
2020 Net Earnings	$1,552	$0.83

1 Prior period amounts have been recast to conform with current period presentation for certain ABI mark-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures. For further information, see Schedule 12.

				Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria	Diluted EPS
2020 Reported	$2,108	$558	$1,550	$1,552	$0.83
ABI-related special items	56	12	44	44	0.03
Implementation and acquisition-related costs	395	95	300	300	0.16
Tobacco and health litigation items	24	5	19	19	0.01
Cronos-related special items	89	(6)	95	95	0.05
Tax items	—	(24)	24	24	0.01
2020 Adjusted for Special Items	$2,672	$640	$2,032	$2,034	$1.09

2019 Reported	$1,516	$395	$1,121	$1,120	$0.60
ABI-related special items [1]	163	34	129	129	0.07
Asset impairment, exit, implementation and acquisition-related costs	159	34	125	125	0.06
Tobacco and health litigation items	17	4	13	13	0.01
Cronos-related special items	425	97	328	328	0.17
Tax items	—	(19)	19	19	0.01
2019 Adjusted for Special Items	$2,280	$545	$1,735	$1,734	$0.92

2020 Reported Net Earnings				$1,552	$0.83
2019 Reported Net Earnings				$1,120	$0.60
% Change				38.6%	38.3%

2020 Net Earnings Adjusted for Special Items				$2,034	$1.09
2019 Net Earnings Adjusted for Special Items				$1,734	$0.92
% Change				17.3%	18.5%

1 Prior period amounts have been recast to conform with current period presentation for certain ABI mark-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures. For further information, see Schedule 12.

				Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Year Ended December 31, 2019
(dollars in millions, except per share data)
(Unaudited)

	Earnings (losses) before Income Taxes	Provision for Income Taxes	Net Earnings (Losses)	Net Earnings (Losses) Attributable to Altria	Diluted EPS
2019 Reported	$766	$2,064	$(1,298)	$(1,293)	$(0.70)
ABI-related special items [1]	(383)	(80)	(303)	(303)	(0.16)
Tobacco and health litigation items	77	19	58	58	0.03
Asset impairment, exit, implementation and acquisition-related costs	331	62	269	269	0.15
Impairment in JUUL equity securities	8,600	—	8,600	8,600	4.60
Cronos-related special items	928	288	640	640	0.34
Tax items	—	99	(99)	(99)	(0.05)
2019 Adjusted for Special Items	$10,319	$2,452	$7,867	$7,872	$4.21

1 Prior period amounts have been recast to conform with current period presentation for certain ABI mark-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures. For further information, see Schedule 11.

		Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	March 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$5,616	$2,117
Inventories	2,006	2,293
Other current assets	313	414
Property, plant and equipment, net	1,997	1,999
Goodwill and other intangible assets, net	17,845	17,864
Investments in equity securities	23,861	23,581
Other long-term assets	980	1,003
Total assets	$52,618	$49,271

Liabilities and Stockholders’ Equity
Short-term borrowings	$3,000	$—
Current portion of long-term debt	—	1,000
Accrued settlement charges	4,419	3,346
Other current liabilities	3,735	3,828
Long-term debt	26,971	27,042
Deferred income taxes	5,191	5,083
Accrued postretirement health care costs	1,798	1,797
Accrued pension costs	427	473
Other long-term liabilities	402	345
Total liabilities	45,943	42,914
Redeemable noncontrolling interest	38	38
Total stockholders’ equity	6,637	6,319
Total liabilities and stockholders’ equity	$52,618	$49,271

Total debt	$29,971	$28,042

Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Calculation of Total Debt to Adjusted EBITDA and Net Debt to Adjusted EBITDA Ratios
For the Twelve Months Ended March 31, 2020
(dollars in millions)
(Unaudited)

Twelve Months Ended March 31, 2020
Consolidated Net Earnings (Losses)	$(869)
Equity earnings and noncontrolling interests, net	(1,789)
Impairment of JUUL equity securities	8,600
Loss on Cronos-related financial instruments	1,154
Dividends from less than 50% owned affiliates	395
Provision for income taxes	2,227
Depreciation and amortization	238
Asset impairment and exit costs	119
Interest and other debt expense, net	1,171
Consolidated EBITDA [1]	$11,246

Short-term borrowings	$3,000
Long-term debt	26,971
Total Debt [2]	29,971
Cash and cash equivalents[3]	5,616
Net Debt [4]	$24,355

Ratios:
Total Debt / Consolidated EBITDA	2.7
Net Debt / Consolidated EBITDA	2.2

[1] Reflects the term “Consolidated EBITDA” as defined in Altria’s senior unsecured revolving credit agreement.

[2] Reflects total debt as presented on Altria’s Condensed Consolidated Balance Sheet at March 31, 2020. See Schedule 7.

[3]Reflects cash and cash equivalents as presented on Altria’s Condensed Consolidated Balance Sheet at March 31, 2020. See Schedule 7.

[4] Reflects total debt, less cash and cash equivalents at March 31, 2020.

									Schedule 9
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Quarters Ended March 31,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	Asset impairment and exit costs	General corporate expenses	Corporate asset impairment and exit costs	Interest and other debt expense, net	Net periodic benefit income, excluding service cost	Earnings from equity investments	Loss on Cronos-related financial instruments
2020 Special Items - (Income) Expense
ABI-related special items	$—	$—	$—	$—	$—	$—	$—	$56	$—
Implementation and acquisition-related costs	392	2	—	1	—	—	—	—	—
Tobacco and health litigation items	—	22	—	—	—	2	—	—	—
Cronos-related special items	—	—	—	—	—	—	—	(48)	137

2019 Special Items - (Income) Expense
ABI-related special items [1]	$—	$—	$—	$—	$—	$—	$—	$163	$—
Asset impairment, exit, implementation and acquisition-related costs	—	9	39	2	1	96	12	—	—
Tobacco and health litigation items	—	15	—	—	—	2	—	—	—
Cronos-related special items	—	—	—	—	—	—	—	—	425

1 Prior period amounts have been recast to conform with current period presentation for certain ABI mark-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.

Schedule 10
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Retail Share Data
(Unaudited)

In the first quarter of 2020, Altria’s smokeless products segment was renamed as the oral tobacco products segment. Prior to 2020, smokeless products segment retail share performance included MST and snus, but excluded oral nicotine pouch products. Altria’s oral tobacco products segment now includes retail share performance from USSTC’s MST and snus businesses and Helix’s on! oral nicotine pouches. Restated share results are summarized below.

Oral Tobacco Products: Restated Retail Share (percent)

	For the Three Months Ended
	12/31/19	9/30/19	6/30/19	3/31/19
Copenhagen	33.2%	33.8%	34.1%	34.6%
Skoal	14.6	15.0	15.4	15.1
Other	3.6	3.5	3.5	3.5
Total oral tobacco products	51.4%	52.3%	53.0%	53.2%

Oral Tobacco Products: Restated Retail Share (percent)
	For the Year Ended	For the Nine Months Ended	For the Six Months Ended	For the Year Ended
	12/31/19	9/30/19	6/30/19	12/31/18
Copenhagen	33.9%	34.2%	34.4%	34.4%
Skoal	15.0	15.2	15.2	15.9
Other	3.6	3.4	3.5	3.4
Total oral tobacco products	52.5%	52.8%	53.1%	53.7%

					Schedule 11
ALTRIA GROUP, INC.
and Subsidiaries
Recast of Adjusted Net Earnings Attributable to Altria and Adjusted Diluted EPS for ABI Special Items
For the Years Ended December 31, 2019, 2018 and 2017
(dollars in millions, except per share data)
(Unaudited)

	For the Years Ended December 31,
	2019		2018		2017
Adjusted Net Earnings/EPS Prior to Recast	$7,895	$4.22	$7,539	$3.99	$6,520	$3.39
Adjustment to ABI-related special items	(23)	(0.01)	55	0.03	20	0.01
Adjusted Net Earnings/EPS after Recast	$7,872	$4.21	$7,594	$4.02	$6,540	$3.40

Growth Rate vs. Prior Year		5.8%		17.7%		11.9%
Recast Growth Rate vs. Prior Year		4.7%		18.2%		12.2%

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria	Diluted EPS
2017 ABI-related Special Items Prior to Recast	$160	$55	$105	$105	$0.05
Adjustment to ABI-related special items	31	11	20	20	0.01
2017 ABI-related Special Items after Recast	$191	$66	$125	$125	$0.06

2018 ABI-related Special Items Prior to Recast	$(85)	$(17)	$(68)	$(68)	$(0.03)
Adjustment to ABI-related special items	69	14	55	55	0.03
2018 ABI-related Special Items after Recast	$(16)	$(3)	$(13)	$(13)	$—

2019 ABI-related Special Items Prior to Recast	$(354)	$(74)	$(280)	$(280)	$(0.15)
Adjustment to ABI-related special items	(29)	(6)	(23)	(23)	(0.01)
2019 ABI-related Special Items after Recast	$(383)	$(80)	$(303)	$(303)	$(0.16)

							Schedule 12
ALTRIA GROUP, INC.
and Subsidiaries
Recast of Adjusted Net Earnings Attributable to Altria and Adjusted Diluted EPS for ABI Special Items
By Quarter for the Year Ended December 31, 2019
(dollars in millions, except per share data)
(Unaudited)

	For the Three Months Ended
	December 31, 2019		September 30, 2019		June 30, 2019		March 31, 2019
Adjusted Net Earnings/EPS Prior to Recast	$1,912	$1.02	$2,231	$1.19	$2,057	$1.10	$1,695	$0.90
Adjustment to ABI-related special items	(24)	(0.01)	(7)	—	(31)	(0.02)	39	0.02
Adjusted Net Earnings/EPS After Recast	$1,888	$1.01	$2,224	$1.19	$2,026	$1.08	$1,734	$0.92

Growth Rate vs. Prior Year		7.4%		10.2%		8.9%		(5.3)%
Recast Growth Rate vs. Prior Year		5.2%		10.2%		5.9%		(4.2)%

	For the YTD Period Ended
	December 31, 2019		September 30, 2019		June 30, 2019
Adjusted Net Earnings/EPS Prior to Recast	$7,895	$4.22	$5,983	$3.19	$3,752	$2.00
Adjustment to ABI-related special items	(23)	(0.01)	1	—	8	0.01
Adjusted Net Earnings/EPS After Recast	$7,872	$4.21	$5,984	$3.19	$3,760	$2.01

Growth Rate vs. Prior Year		5.8%		4.9%		2.0%
Recast Growth Rate vs. Prior Year		4.7%		4.6%		2.0%

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria	Diluted EPS
2019 Q1 ABI-related Special Items Prior to Recast	$114	$24	$90	$90	$0.05
Adjustment to ABI-related special items	49	10	39	39	0.02
2019 Q1 ABI-related Special Items after Recast	$163	$34	$129	$129	$0.07

2019 Q2 ABI-related Special Items Prior to Recast	$(90)	$(19)	$(71)	$(71)	$(0.04)
Adjustment to ABI-related special items	(39)	(8)	(31)	(31)	(0.02)
2019 Q2 ABI-related Special Items after Recast	$(129)	$(27)	$(102)	$(102)	$(0.06)

2019 Q3 ABI-related Special Items Prior to Recast	$(14)	$(3)	$(11)	$(11)	$(0.01)
Adjustment to ABI-related special items	(9)	(2)	(7)	(7)	—
2019 Q3 ABI-related Special Items after Recast	$(23)	$(5)	$(18)	$(18)	$(0.01)

2019 Q4 ABI-related Special Items Prior to Recast	$(364)	$(76)	$(288)	$(288)	$(0.15)
Adjustment to ABI-related special items	(30)	(6)	(24)	(24)	(0.01)
2019 Q4 ABI-related Special Items after Recast	$(394)	$(82)	$(312)	$(312)	$(0.16)